Exhibit 99.1

KENT HUSSEY APPOINTED CEO OF SPECTRUM BRANDS

David Jones Remains as Chairman of the Board of Directors

ATLANTA, May 23, 2007 – (SPC: NYSE) – Spectrum Brands, Inc. today announced that Kent Hussey has been appointed Chief Executive Officer of the company. David Jones will step down as CEO but will continue to serve as non-executive Chairman of the Board of Directors until the end of fiscal year 2007 to assist in the management transition. Jones, 57, has served as CEO and Chairman since September 1996. Hussey, 61, most recently Vice Chairman and director, has previously served in the positions of President, Chief Operating Officer, and Chief Financial Officer.

Thomas Shepherd, Lead Director, said, “Dave Jones has played a vital role in transforming Rayovac from a $400 million domestic consumer battery company to the $2.5 billion diversified global consumer products company that Spectrum Brands is today. The Board respects Dave’s decision to step down and appreciates his willingness to stay on through the transition period. We wish him success in his future endeavors.”

“I am extremely proud of all that Spectrum Brands has accomplished and, after managing the Company through recent challenging times, am comfortable leaving knowing that Spectrum Brands is well positioned for future growth and profitability,” said Jones. “Kent is the ideal successor to lead Spectrum in the next phase of its evolution. He has worked alongside me in the management of the Company for more than 10 years and has been instrumental in guiding Spectrum’s strategic, financial and operational initiatives as well as its M&A strategy. I am confident that Kent, and the rest of our executive team, will continue to execute on strategy and leverage Spectrum’s portfolio of strong brands and global platform to build value for shareholders.”

“The many initiatives implemented over the past 18 months to revitalize our sales and improve profitability are beginning to show in our ongoing financial results; our recently announced second quarter performance gives me confidence we have turned the corner,” said Hussey. “The corporate restructuring announced in January is on track and our second quarter results demonstrate that our business units are performing well under strong operational leadership teams. I have a long term commitment to Spectrum and will be fully focused on executing our strategy of improving operational performance while pursuing asset sales to reduce our leverage and interest burden.”

Hussey, who has over 37 years of management experience in the manufacturing and consumer products industries, has been a managing executive and director of Spectrum since 1996. Since January 2007, he has served as Vice Chairman, responsible for spearheading the strategic direction of the Company and for corporate business development. He joined the Company as Executive Vice President of Finance and Administration and Chief Financial Officer in October 1996, and served as President and Chief Operating Officer from April 1998 to January 2007. From 1994 to 1996, Hussey was Vice President and Chief Financial Officer of ECC International, a producer of industrial minerals and specialty chemicals. From 1991 to 1994, he served as Vice President of Finance and Chief Financial Officer of The Regina Company. Previously he held financial management positions at The Conair Group, Astechnologies, Inc. and United Technologies Corporation. Hussey currently serves as a director of American Woodmark Corporation and various privately-held companies.

Forward Looking Statements

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company’s ability to successfully implement manufacturing, distribution and other cost efficiencies, and various other factors, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company’s stock trades on the New York Stock Exchange under the symbol SPC.

Investor Contact:

Nancy O’Donnell

VP Investor Relations, Spectrum Brands

770-829-6208

Media Contact:

Sard Verbinnen & Co for Spectrum Brands

Victoria Hofstad or Jamie Tully

212-687-8080